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                                                                    EXHIBIT 11.1

                               GERON CORPORATION

             STATEMENT REGARDING COMPUTATION OF NET LOSS PER SHARE

                                                            1996           1995           1994
                                                         ----------     ----------     ----------
                                                           (IN THOUSANDS, EXCEPT SHARE AND PER
                                                                      SHARE AMOUNTS)
Net loss...............................................  $  (10,687)    $   (8,199)    $  (10,178)
Shares used in calculation of net loss per share:
  Weighted Average Common Shares outstanding...........   4,789,388        839,490        562,764
  Shares related to SAB Nos. 55, 64, and 83............     361,725        723,447        723,447
                                                          ---------      ---------      ---------
  Shares used in computing net loss per share..........   5,151,113      1,562,937      1,286,211
                                                          =========      =========      =========
Net loss per share.....................................  $    (2.07)    $    (5.25)    $    (7.91)
                                                          =========      =========      =========
Calculation of shares outstanding for computing
  supplemental net loss per share:
Shares used in computing net loss per share............   5,151,113      1,562,937      1,286,211
Adjusted to reflect effect of assumed conversion of
  preferred stock from date of issuance................   3,707,841      5,283,939      4,825,433
                                                          ---------      ---------      ---------
Shares used in computing supplemental net loss per
  share................................................   8,858,955      6,846,876      6,111,644
                                                          =========      =========      =========
Supplemental net loss per share........................  $    (1.21)    $    (1.20)    $    (1.67)
                                                          =========      =========      =========